Contacts: Ronald J. Nicolas, Jr.
Jon D. Van Deuren
Investor Relations Department
Aames Financial Corporation

(323) 210-5311

For Immediate Release

AAMES FINANCIAL CORPORATION REPORTS SEPTEMBER 2001 QUARTER RESULTS

Announces net income of $626,000 compared to $693,000 a year ago;

September 2001 quarter loan production of $723.3 million an increase of $39.1 million over June 2001 quarter;

Company completes a $175.0 million securitization in September

Writes down residual interests by $10.0 million

Los Angeles, California, November 9, 2001 - Aames Financial Corporation (NYSE: AAM), a leader in subprime home equity lending, today reported results of operations for the three months ended September 30, 2001. The Company reported net income of $626,000 for the three months ended September 30, 2001 compared to net income of $693,000 during the same period a year ago. After the convertible preferred stock dividend accrual of $4.3 million and $3.2 million for the three months ended September 30, 2001 and 2000, respectively, the net loss to common shareholders was $3.7 million and $2.5 million, respectively. The diluted net loss per common share was $0.59 for the three months ended September 30, 2001 compared to diluted net loss per common share of $0.40 during the same period a year ago.

Results of operations during the three months ended September 30, 2001 include a $10.0 million write-down to the Company's residual interests. At the close of the September 2001 quarter, the Company changed its credit loss and prepayment rate assumptions used in valuing its residual interests in light of the recent economic uncertainty resulting from the events of September 11, and recent higher than expected credit losses and prepayment activity in the Company's securitized trusts. Excluding the write-down, net operating results during the three months ended September 30, 2001 were $10.6 million compared to $0.7 million during the same period a year ago.

In making the announcement, A. Jay Meyerson, Aames' Chief Executive Officer, stated, "We are pleased by the improvements in the core operating performance of the Company during the September 2001 quarter, both in continued growth in our loan production, and in our continued improvements in expense management and cost efficiencies throughout the Company." Meyerson added, " In the current quarter, we continue to focus on improving our core business fundamentals, and integrating the Residential Money Centers ("RMC") acquisition, which should increase the Company's operating efficiencies and retail Internet production."

"The $10.0 million residual adjustment addresses a recent increase of credit losses due primarily to negative economic factors impacting mortgagors, and increased prepayment speeds resulting from borrowers refinancing their loans in the lower current mortgage interest rate environment," commented Ronald J. Nicolas, Jr., Chief Financial Officer of Aames. "Worsening economic conditions could lead to greater stress on homeowners'cash flows and, potentially contribute to credit losses in the securitization trusts in excess of managemen's current assumptions. Additionally, while the current mortgage interest rate environment is favorable to the Company's loan production, continued prepayment activity might also continue to negatively effect the Company's residual interests," continued Nicolas. "The Company will continue to closely monitor the actual performance of its residual assets relative to their underlying valuation assumptions with a goal of keeping pace with economic factors in the marketplace," Nicolas said.

Summary of Financial Results for the Three Months Ended September 30, 2001

Total Revenues

During the three months ended September 30, 2001 total revenue was $53.1 million, down $6.8 million from $59.9 million of total revenue reported during the comparable period a year ago. Revenues during the three months ended September 30, 2001 include a $10.0 million write-down to the Company's residual interests.

Excluding the $10.0 million residual interest write-down during the three months ended September 30, 2001, total revenue was $63.1 million, up $3.2 million, or 5.3% from $59.9 million of total revenue during the three months ended September 30, 2000. The increase is primarily attributable to a $3.9 million increase in gain on sale of loans during the three months ended September 30, 2001 to $23.8 million from the $19.9 million in gain on sale of loans reported during the same period a year ago. To a lesser extent, the increase in total revenues during the three months ended September 30, 2001 over those reported a year ago resulted from a $1.5 million increase in origination fees which rose to $13.8 million from $12.3 million during the three months ended September 30, 2000. This increase is attributable to increases in retail production during the September 2001 quarter over a year ago. Partially offsetting these increases were declines in loan servicing and interest income of $1.2 million and $1.0 million, to $3.1 million and $22.4 million, respectively, from $4.3 million and $23.4 million, respectively, reported during the three months ended September 30, 2000.

Total Expenses

Total expenses during the three months ended September 30, 2001 declined $7.2 million, or 12.2%, to $52.0 million from $59.2 million of total expenses reported for the three months ended September 30, 2000. The decrease in total expenses was largely attributable to declines of $2.9 million and $3.9 million in general and administrative and interest expense, respectively, from amounts reported during the same period a year ago.

Loan Production

Total Production.

During the three months ended September 30, 2001, the Company originated a total of $723.3 million of mortgage loans an increase of $39.1 million, or 5.7%, over the $684.2 million of total loan production reported during the three months ended June 30, 2001, and an increase of $205.2 million, or 39.6%, over the $518.1 million of total mortgage loans originated during the three months ended September 30, 2000.

Retail Production

During the three months ended September 30, 2001, loan origination through the Company's retail branch network increased $6.9 million, or 2.4%, to $299.3 million from the $292.4 million reported during the three months ended June 30, 2001, and increased $88.3 million, or 41.8%, from the $211.0 million of retail branch production reported during the September 2000 quarter.

Meyerson noted, "Retail production in the later half of the month of September was negatively impacted by the tragic events of September 11, 2001. However, we anticipate stronger growth in our retail production in the current quarter."

Broker Production

The Company's total broker loan production during the three months ended September 30, 2001 was $369.3 million, an increase of $24.5 million, or 7.1%, over the $344.8 million of total broker production reported during the June 2001 quarter, and an increase of $83.4 million, or 29.2%, from the $285.9 million of total broker production reported during the three months ended September 30, 2000.

Of the total broker loan production during the three months ended September 30, 2001, mortgage loan origination through the Company's traditional broker network was $345.7 million, an increase of $14.3 million, or 4.3%, over the $331.4 million of traditional broker production during the June 2001 quarter, and an increase of $74.0 million, or 27.2% from the $271.7 million of mortgage loans produced through the traditional broker network during the September 2000 quarter. Broker loan production originated through telemarketing and the Internet was $23.6 million during the three months ended September 30, 2001 compared to $13.4 million during the June 2001 quarter and $14.2 million during the three months ended September 30, 2000.

Meyerson stated, "The Company is pleased by the continued improvement in broker production through both our traditional broker channel, as well as through telemarketing and the Internet."

National Loan Center

Loan production through the Company's National Loan Center, which originates mortgage loans primarily through affiliations with certain Internet sites, increased $7.7 million, or 16.4%, to $54.7 million during the three months ended September 30, 2001 from $47.0 million reported during the three months ended June 30, 2001, and increased $33.5 million over the $21.2 million of production reported during the three months ended September 30, 2000.

Meyerson stated, "As the Company previously reported, we acquired certain assets and operations of RMC, an affiliate of GMAC-RFC, effective November 1, 2001, including their retail Internet origination platform. With this acquisition, we expect Internet lending to increase further in the current quarter."

Loan dispositions and loan servicing

Loan dispositions

During the three months ended September 30, 2001, the Company securitized and sold a total of $745.7 million of mortgage loans which included loans pooled and sold in securitzations of $175.0 million and whole loan sales for cash of $570.7 million. In comparison, during the June 2001 quarter, the Company securitized and sold $533.4 million of loans, of which $150.0 million and $383.4 million were sold in securitizations and whole loan sales for cash, respectively. During the three months ended September 30, 2000, the Company securitized and sold of an aggregate of $667.9 million of mortgage loans comprised of $460.0 million of mortgage loans pooled and sold securitized and $207.9 million of whole loan sales for cash. During the three months ended September 30, 2001, the Company sold for cash the residual interest created in its securitization to an affiliate, and the servicing rights in its securitizations to an unaffiliated loan servicing company.

"In order to maximize our cash flow, during the September quarter we sold most of our adjustable rate mortgage loans in whole loan sales and most of our fixed rate mortgage loans in the securitization completed during the quarter, and sold the residual interest and the servicing rights in the securitization for cash," said Meyerson.

Loan servicing

At September 30, 2001, June 30, 2001 and September 30, 2000, the Company's servicing portfolio was $2.7 billion, $2.7 billion and $3.4 billion, respectively, of which $2.6 billion, $2.5 billion and $3.2 billion, respectively, or 93.8%, 93.2% and 92.9%, respectively, was serviced in-house. The decline in the Company's servicing portfolio from a year ago is due to run off, and the disposition of all loans on a servicing released basis since January 1, 2000. Included in the servicing portfolio at September 30, 2001 is $543.0 million of mortgage loans that were sold by the Company but were being serviced for others on an interim basis. Such loans have either since been transferred or will be subsequently transferred to new servicers as directed by the purchasers of the underlying loans.

Aames Financial Corporation is a leading home equity lender, and at September 30, 2001 operated 100 retail Aames Home Loan branches, five wholesale loan centers and one National Loan Center throughout the United States.

From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2001 and subsequent filings by the Company with the United States Securities and Exchange Commission.

Financial Tables and Supplementary Information Follow

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Financial tables
(In thousands, except per share data)
	September 30,	June 30,
CONDENSED CONSOLIDATED BALANCE SHEETS	2001	2001
	(Unaudited)	(Audited)
Cash and cash equivalents	$ 13,746	$ 27,583
Loans held for sale, at lower of cost or market	395,355	417,164
Accounts receivable	76,015	71,052
Residual interests, at estimated fair value	224,152	237,838
Mortgage servicing rights, net	5,479	6,545
Other assets	25,058	25,215
Total assets	$ 739,805	$ 785,397

Borrowings	$ 269,720	$ 269,720
Revolving warehouse and repurchase facilities	342,213	393,301
Accrued dividend on convertible preferred stock	28,299	23,975
Other liabilities	57,386	52,516
	697,618	739,512
Stockholders' equity	42,187	45,885
Total liabilities and stockholders' equity	$ 739,805	$ 785,397

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended
	September 30,
	2001	2000
Revenue:
Gain on sale of loans	$ 23,824	$ 19,921
Write-down of residual interests	(10,000)	-
Origination fees	13,835	12,332
Loan servicing	3,072	4,306
Interest	22,393	23,354
Total revenue, including write-down of
residual interests	53,124	59,913

Expenses:
Personnel	25,900	26,072
Production	4,325	4,514
General and administrative	10,697	13,589
Interest	11,050	15,009
Total expenses	51,972	59,184
Income before income taxes	1,152	729
Provision for income taxes	526	36

Net income	$ 626	$ 693

Net loss to common shareholders	$ (3,698)	$ (2,470)

Net loss per common share:
Basic	$ (0.59)	$ (0.40)
Diluted	$ (0.59)	$ (0.40)
Weighted average number of common shares:
Basic	6,265	6,211
Diluted	6,265	6,211
AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Supplemental Information
(In thousands)

MORTGAGE LOAN ORIGINATION VOLUMES:
	Three Months Ended		Three Months
	September 30,		Ended
	2001	2000	June 30, 2001

Broker	$ 369,270	$ 285,937	$ 344,833

Retail	299,293	210,975	292,368

National Loan Center	54,735	21,226	47,009

Total	$ 723,298	$ 518,138	$ 684,210

SECURITIZATIONS AND WHOLE LOAN SALES:
	Three Months Ended		Three Months
	September 30,		Ended
	2001	2000	June 30, 2001

Loan securitizations	$ 175,008	$ 207,939	$ 150,007

Whole loan sales	570,644	460,002	383,415

Total	$ 745,652	$ 667,941	$ 533,422

LOAN SERVICING:
	September 30,		June 30,
	2001 (1)	2000 (2)	2001 (3)

Servicing portfolio	$ 2,724,000	$ 3,399,000	$ 2,717,000
Serviced in-house	2,555,000	3,159,000	2,533,000
Percentage serviced in-house	93.8%	92.9%	93.2%

(1) Includes $543.0 million of loans subserviced for others by the Company on an interim basis, and $169.1 million of loans subserviced by others.
(2) Includes $518.6 million of loans subserviced for others by the Company on an interim basis, and $240.0 million of loans subserviced by others.
(3) Includes $334.5 million of loans subserviced for others by the Company on an interim basis, and $184.0 million of loans subserviced by others.